Exhibit 10.10
AMENDMENT NO. 1 TO
THE J. M. SMUCKER COMPANY
2010 EQUITY AND INCENTIVE COMPENSATION PLAN
THIS AMENDMENT NO. 1 TO THE J. M. SMUCKER COMPANY 2010 EQUITY AND INCENTIVE COMPENSATION PLAN (this “Amendment”) is made by THE J.M. SMUCKER COMPANY, an Ohio corporation (the “Company”).
WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company to amend The J. M. Smucker Company 2010 Equity and Incentive Compensation Plan (the “Plan”) to amend the section of the Plan pertaining to tax withholding in order to reflect a recent change to applicable accounting rules; and
WHEREAS, the Board approved this Amendment on June 15, 2017.
NOW, THEREFORE, the Plan is hereby amended as follows:
Section 17 of the Plan is replaced in its entirety with the following:
Withholding Taxes. To the extent that the Company is required to withhold federal, state, local, or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Board) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of Common Shares, and such Participant fails to make arrangements for the payment of tax, the Company will withhold such Common Shares having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income and employment tax laws, the Participant may elect to satisfy the obligation, in whole or in part, by electing to have withheld, from the shares required to be delivered to the Participant, Common Shares having a value equal to the amount required to be withheld (except in the case of Restricted Stock where an election under Section 83(b) of the Code has been made), or by delivering to the Company other Common Shares held by such Participant. The shares used for tax withholding will be valued at an amount equal to the Market Value per Share of such Common Shares on the date the benefit is to be included in Participant’s income. In no event will the number of Common Shares to be withheld and delivered pursuant to this Section to satisfy applicable withholding taxes in connection with the benefit exceed such number of Common Shares which have an aggregate Market Value per Share which exceeds the maximum statutory individual tax rate in the jurisdiction(s) applicable to the Participant. Participants will also make such arrangements as the Company may require for the payment of any withholding tax obligation that may arise in connection with the disposition of Common Shares acquired upon the exercise of Option Rights.
Except as specifically amended by this Amendment, the Plan shall remain in full force and effect in accordance with its terms.